File No. 000-53558

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

Form 10/A

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(B) OR 12(G) OF

THE SECURITIES EXCHANGE ACT OF 1934

____________

USD Energy Corp.

(Name of Small Business Issuer in its charter)

_________________

Nevada	80-0214005
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3328 Granada Avenue
San Diego, CA	92104
(Address of principal executive offices)	(Zip Code)

Issuer’s Telephone Number        619-977-1515

Securities to be registered under Section 12(b) of the Act:

Title of each class	Name of each exchange on which
To be so registered	each such class is to be registered
___________________________________________	____________________________________________
Common Stock	NONE

Common Stock, $0.001 par value

----------------------------------------

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, a non –accelerated filer, or a smaller reporting company.   See definitions of large accelerated filer, accelerated filer and smaller reporting company in Section 12b-2 of the Exchange Act.

Large accelerated filer____	Accelerated filer ____
Non-accelerated filer ____	Smaller reporting company _ X__

TABLE OF CONTENTS
		PAGE

Item 1	Business ........................................................................................................	3

Item 1A	Risk Factors ................................................................................................	5

Item 2	Financial Information ...............................................................................	10

Item 3	Properties ....................................................................................................	12

Item 4	Security Ownership of Certain Beneficial Owners and Management ........	13

Item 5	Directors and Executive Officers ...............................................................	13

Item 6	Executive Compensation ............................................................................	14

Item 7	Certain Relationships and Related Transactions, and Director Independence .............................................................................................	15

Item 8.	Legal Proceedings .....................................................................................	15

Item 9	Market price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matter ......................................................................	15

Item 10	Recent Sales of Unregistered Securities ..................................................	17

Item 11	Description of Registrant’s Securities to be Registered ..........................	17

Item 12	Indemnification of Directors and Officers ..............................................	17

Item 13	Financial Statements and Supplementary Data ......................................	18

Item 14	Changes in and Disagreements with Accountants on Accounting And Financial Disclosure .......................................................................	19

Item 15	Financial Statements and Exhibit ..........................................................	19

Item 1.  BUSINESS

Business Development

The Company was incorporated in Nevada on June 27, 2008.  The Company’s fiscal year end is September 30.  The Company has never been in bankruptcy or receivership.

Business

The Company has a plan of operations to engage in the business of natural gas and oil production, with an emphasis on providing enhanced methods for redeveloping low risk developmental oil and gas wells.

We are an exploration stage oil and gas company. We plan to ultimately engage in the acquisition and exploration of oil and gas properties and to exploit oil and gas reserves we discover that  demonstrate  economic  feasibility.  We plan to focus on stripper wells.

Stripper wells are economically marginal oil and gas wells that produce at relatively low rates.  These are typically wells that have been plugged and abandoned, and comprise a significant portion of U.S. oil and gas production.

Our plan of operations is to redevelop our wells using a special state of the art swabbing units for enhanced oil recovery in stripper wells.

Employees

We currently employ two management level employees.  The Company may require additional employees in the future. There is intense competition for capable, experienced personnel and there is no assurance the Company will be able to obtain new qualified employees when required.

The Company believes its relations with its employees are good.

Patents

The Company holds no patents for its products.

Government Regulation

The production and sale of oil and gas are subject to various federal, state and local governmental regulations, which may be changed from time to time in response to economic or political conditions. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties, taxation and environmental protection. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. Changes in these regulations could have a material adverse effect on the company.

Many aspects of gathering, processing, marketing and transporting of natural gas are subject to federal, state and local laws and regulations which can have a significant impact upon overall operations. Both transportation and storage of natural gas by interstate pipelines and the rates charged for such services are subject to the jurisdiction of the Federal Energy Regulatory Commission or state regulatory agencies. The construction and operation of gathering lines, plants and other facilities are subject to environmental laws and regulations that could affect our financial position or results of operations.

Currently, governmental  regulations do not materially restrict the exploration and  development of oil and natural gas wells in Texas.  However, the legal and regulatory framework that pertains to the Texas oil and gas industry may change.  Uncertainty and new regulations could increase our costs of doing business and prevent us from becoming profitable.

The Texas Railroad Commission  has enacted rules and  regulations  relating to plugging, abandonment, removal, disposal and restoration obligations that relate to oil and gas  exploration.

Competition

There is extensive competition between suppliers of coal, fuel oil and natural gas for a large segment of the natural gas market. As a consequence of the deregulation of the natural gas industry, gas prices, which were effectively determined by government regulations, are now influenced largely by the competitive effects of supply and demand and are therefore more volatile. Gas producers compete among themselves and with gas pipelines, affiliated marketing companies, independent marketers, and the providers of alternate energy supplies, such as residual fuel. These companies primarily rely on foreign suppliers.  This is their primary weakness because their suppliers are not dependable, subject to potential disruption and high transportation costs.  All of these factors make procurement of the natural resources substantially more expensive.  We on the other hand operate in an advantageously different manner as highlighted by the fact that we have a large reserve potential for a dependable domestic source of oil and natural gas.

The nature of competition in the exploitation of older oil wells is that is made up of many smaller companies, so there are no real principal competitors.  Once oil production starts declining in a mature oil-producing region such as Texas, the easily extractable oil has been extracted, and it requires an increasing amount of work to extract the remaining oil. Wells that once required no pumping because high reservoir pressure forced the oil out ultimately require pumping as the reservoir pressure declines. Over time, the wells pump less and less oil. A substantial increase in the price of oil will have little effect on the declining production trend unless there are previously undeveloped oil fields to exploit. The U.S. now has approximately 500,000 low-production stripper wells (wells that produce less than 10 barrels/day) with an average production rate of ~2 b/d.

That’s 500,000 “stripper wells” currently in operation. These wells account for over 18% of U.S. oil production. Tiny natural gas wells provide about 10% of U.S. gas supply. Moving a little further up on the size scale, the latest EIA numbers show that about 50% of U.S. oil supply originates from wells producing less than 100 barrels per day.

FORWARD LOOKING STATEMENTS

This registration statement contains forward-looking statements. The Company’s expectation of results and other forward-looking statements contained in this registration statement involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those expected are the following: business conditions and general economic conditions, competitive factors, such as pricing and marketing efforts, and the pace and success of product research and development. These and other factors may cause expectations to differ.

Item 1A.  RISK FACTORS

We are subject to various risks which may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

We are a relatively young company with no operating history

Since we are a young company, it is difficult to evaluate our business and prospects. At this stage of our business operations, even with our good faith efforts, potential investors have a high probability of losing their investment. Our future operating results will depend on many factors, including the ability to generate sustained and increased demand and acceptance of our products, the level of our competition, and our ability to attract and maintain key management and employees. While management believes their estimates of projected occurrences and events are within the timetable of their business plan, there can be no guarantees or assurances that the results anticipated will occur.

We expect to incur net losses in future quarters.

If we do not achieve profitability, our business may not grow or operate. We may not achieve sufficient revenues or profitability in any future period. We will need to generate revenues from the sales of our products or take steps to reduce operating costs to achieve and maintain profitability. Even if we are able to generate revenues, we may experience price competition that will lower our gross margins and our profitability. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis.

We may require additional funds to operate in accordance with our business plan.

We may not be able to obtain additional funds that we may require. We do not presently have adequate cash from operations or financing activities to meet our long-term needs.  If unanticipated expenses, problems, and unforeseen business difficulties occur, which result in material delays, we will not be able to operate within our budget. If we do not achieve our internally projected sales revenues and earnings, we will not be able to operate within our budget. If we do not operate within our budget, we will require additional funds to continue our business. If we are unsuccessful in obtaining those funds, we cannot assure you of our ability to generate positive returns to the Company. Further, we may not be able to obtain the additional funds that we require on terms acceptable to us, if at all. We do not currently have any established third-party bank credit arrangements. If the additional funds that we may require are not available to us, we may be required to curtail significantly or to eliminate some or all of our development, manufacturing, or sales and marketing programs.

If we need additional funds, we may seek to obtain them primarily through equity or debt financings. Such additional financing, if available on terms and schedules acceptable to us, if available at all, could result in dilution to our current stockholders and to you. We may also attempt to obtain funds through arrangement with corporate partners or others. Those types of arrangements may require us to relinquish certain rights to our intellectual property or resulting products.

We are highly dependent on Trisha Malone, our President and CEO. The loss of Ms. Malone, whose knowledge, leadership, and technical expertise upon which we rely, would harm our ability to execute our business plan.

We are largely dependent on Trisha Malone, our President and CEO, for specific proprietary technical knowledge and the Company market knowledge. Our ability to successfully market and distribute our products may be at risk from an unanticipated accident, injury, illness, incapacitation, or death of Ms. Malone. Upon such occurrence, unforeseen expenses, delays, losses and/or difficulties may be encountered.  Our success may also depend on our ability to attract and retain other qualified management and sales and marketing personnel. We compete for such persons with other companies and other organizations, some of which have substantially greater capital resources than we do. We cannot give you any assurance that we will be successful in recruiting or retaining personnel of the requisite caliber or in adequate numbers to enable us to conduct our business.

Oil  and  gas exploration involves a high degree of risk, and as a result, we may  never  become  commercially  viable.

Oil  and  gas exploration involves a high degree of risk.  The projects in which USD Energy  holds  or  acquires  an  ownership  interest may not contain commercial  quantities  of  oil  and gas.  Hazards such as unusual or unexpected formations and  other  conditions are involved.  Applicable projects may become subject to liability for pollution, fire, explosion, blowouts, cratering and oil spills  against  which  it  cannot  insure  or against which it may elect not to insure.  Such events could result in substantial damage to oil and gas wells, producing  facilities  and other property and/or result in personal injury.

Depending  upon  the  significance  of the particular project when compared with our  total  holdings,  any such liability could have a material adverse  effect  upon  our  business  operations.

Volatility  of  oil and gas prices and markets could make it difficult for us to obtain  and  sustain  profitability and less likely investors in USD Energy common  stock  will  receive  a  return  on  their  investment.

Our ability to obtain and sustain profitability is substantially dependent  on  prevailing  prices  for  natural gas and oil.  The amounts of and price  obtainable  for  our oil and gas production will be affected  by  market  factors  beyond  the  USD Energy's control.  If these factors are not favorable over time to the financial interests of USD Energy, it is likely  that owners of USD Energy common stock will lose their investments. Such  factors  include:

     -    the  extent  of  domestic  production;

     -    the  level  of  imports  of  foreign  oil  and  gas;

     -    the  general  level  of  market  demand  on  a  regional, national and worldwide  basis;

     -    domestic  and  foreign  economic  conditions  that determine levels of industrial  production;

     -    political  events  in  foreign  oil-producing  regions;  and

     -    variations  in governmental regulations and tax laws or the imposition of  new  governmental  requirements  upon  the  oil  and gas industry.

Prices for oil and gas are subject to wide fluctuation in response to relatively minor  changes in supply of and demand for oil and gas, market uncertainty and a variety  of  additional  factors.

If  capital  is  not  available  to  us to expand our business operations,  we  will  not  be able to pursue our business plan.

We will  require  substantial  additional  capital  to  acquire additional properties and to participate in the development of those properties.  Cash  flows from operations, to the extent available, will be used to fund these expenditures.  We intend to seek additional capital from loans from  current  shareholders and from public and private equity offerings.  Our  ability  to  access  capital  will  depend  on  its  success  in participating  in  properties that are successful in exploring for and producing oil  and gas at profitable prices.  It will also be dependent upon the status of the  capital  markets  at  the  time  such capital is sought.  Should sufficient capital  not be available, the development of our business plan could be delayed and,  accordingly, the implementation of the USD Energy's business strategy would be adversely affected. In such event it would not be likely that investors would  obtain  a  profitable  return  on  their investments or a return of their investments.

There is  a  high degree of risk that unproved oil and gas properties will not turn  out  to  be  commercially  viable.

Exploration  and  development  of oil and gas resources involve a high degree of risk  that no commercial production will be obtained or that the production will be insufficient to recover drilling and completion costs.  The cost of drilling, completing  and  operating wells is often uncertain.  Drilling operations on the improved  property  in  which  we have an interest or on properties which  we may hold a percentage interest of in the future may be curtailed,  delayed or canceled as  a  result of numerous factors, including title problems, weather conditions, compliance  with  governmental  requirements  and  shortages  or  delays  in the delivery  of  equipment.  Furthermore,  completion  of  a well does not assure a profit  on  the  investment  or a recovery of drilling, completion and operating costs.  If  USD Energy does not obtain a profitable return on properties in which  it  invests in the early stages of its business development, it is likely investors  will  lose  their  investments.

We must incur the costs of environmental and other government regulation,  which  costs  may  significantly  burden  USD Energy.

Oil and gas operations in which USD Energy owns or will own an interest are affected  by  extensive  regulation pursuant to various federal, state and local laws  and  regulations  relating  to  the  exploration  for  and  development, production,  gathering and marketing of oil and gas.  Oil and gas operations are also  subject  to  numerous  laws  and  regulations  governing  the discharge of materials  into  the  environment  or  otherwise  relating  to  environmental protection.  New laws or regulations or new interpretations of existing laws and regulations  may also increase the cost of regulatory compliance.  If properties or  oil or gas production activities in which USD Energy is involved do not comply  with  applicable  regulation,  or if an industrial accident occurs which creates  significant liability under regulations concerning the environment, our operations  will  be  adversely  affected.

Since  our  directors  and  officers  have  no  previous oil and gas experience, investors cannot rely on our officers and directors as being experts in the area of  oil  and  gas  exploration  and  production  which  is  our  business focus.

Our  officers  and  directors  have  no  previous  oil  and gas experience.  All business decisions made by them regarding oil and gas exploration and production will  be in reliance on the advice of others due to this lack of experience.  If reliable  advice  is  not  available,  it is unlikely our business will succeed.

Risks Relating to Our Common Stock

There is currently no market for our common stock and one may never develop.  Therefore, investors holdings in our common stock may be illiquid.

While we do intend to file a Form 211 through a market maker with the NASDAQ Stock Market to establish a quote for our common stock on the over-the-counter bulletin board, there is no assurance that the bulletin board or any other quotation medium will quote our common stock, or that a market will ever develop.  If a market never develops for our common stock, it may be difficult or even impossible for investors to sell their common stock.

Our directors and executive officers beneficially own a substantial amount of our common stock.

Accordingly, these persons will be able to exert significant influence over the direction of our affairs and business, including any determination with respect to our acquisition or disposition of assets, future issuances of common stock or other securities, and the election or removal of directors. Such a concentration of ownership may also have the effect of delaying, deferring, or preventing a change in control of the Company or cause the market price of our stock to decline. Notwithstanding the exercise of their fiduciary duties by the directors and executive officers and any duties that such other stockholder may have to us or our other stockholders in general, these persons may have interests different than yours.

We do not expect to pay dividends for the foreseeable future.

For the foreseeable future, it is anticipated that earnings, if any, that may be generated from our operations will be used to finance our operations and that cash dividends will not be paid to holders of our common stock.

We expect to be subject to SEC regulations and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and other trading market rules, are creating uncertainty for public companies.

We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest appropriate resources to comply with evolving standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Item 2.  FINANCIAL INFORMATION

PLAN OF OPERATIONS

Our  current  plan of operations is to acquire and exploit oil and gas properties in Texas.  Over the next twelve months, we anticipate spending $700,000 on the development of our oil and gas wells.

We will look to establish production, cash flow and reserve value by exploring for, developing, purchasing and producing oil and gas properties within the United States. The development and/or purchasing of gas storage facilities and pipelines within the United States is an additional mid-range company goal.

Our initial operations will concentrate on the acquisition and development of wells. Once initial operations are sound, we will be acquiring properties with potential for development and drilling to establish and maintain a significant inventory of undeveloped prospects. This will establish and enhance the Company's foundation for future growth. We will continue to serve as operator of our wells to ensure technical performance and reduction of costs. Relationships will be established with other energy companies to access their undeveloped properties, geological data and financial resources. Financial risk will be carefully managed to mitigate technical risks by drilling in known productive areas with multi-geologic potential. This will accomplish diversifying investment over the interests in the company's primary operating areas, developing properties that provide a balance between short and long term reserves, and establishing and maintaining a balance among the company's oil and gas generation activities. On a consistent basis we will maintain low general and administrative expenses.

During the next twelve months, we plan to satisfy our cash requirements by this offering and by additional funding from our principals, on which we have survived since our inception.  However, we may be unsuccessful in raising additional equity financing, and, thus, be able to satisfy its cash requirements.

We will need a minimum of $700,000 to satisfy our cash requirements for the next twelve months.  We will not be able to operate if it we do not obtain equity financing through this offering, subsequent private offerings, or contributions from our principals.  If only a minimal amount of shares are sold in this offering, we will continue to satisfy its cash requirements by contributions from our principals, which we expect will continue to contribute for the next twelve months.   We depend upon capital to be derived from future financing activities such as subsequent offerings of our stock. Management believes that, if this offering and the subsequent private placements are successful, we will be able to generate revenue and become profitable from advertising sales and achieve liquidity within the next twelve months.  The following tables show the tangible and intangible well costs of a typical well that would be drilled to 4200 - 4300 feet.

				Tangible Well Costs
		Condition	Unit Price	Drilling Cost	Completion Cost	Total Cost
Surface casing	500'	New	10	5,000		5,000
Production casing	4,300	New	8		34,400	34,400
Tubing	4,300	New	4		17,200	17,200
Sucker rods	4,300	New	1.45		6,235	6,235
Pumping unit	1	New			15,000	15,000
Prime mover	1	New			6,000	6,000
Tank battery	1	New			5,000	5,000
Separator and heaters	2	New			3,000	3,000
Installation					3,000	3,000
Lease lines	1	New			2,500	2,500
Fittings and small pipe		New			2,000	2,000
Other equipment	Compressor/New				25,500	25,500

	Total Material Cost			$5,000	$119,835	$124,835

		Intangible Well Cost
		Drilling Cost	Completion Cost	Total Cost
Contract Footage Cost		68,800		68,800
Day Work- Rotary		15,000		15,000
Day Work -Completion			9,000	9,000
Labor/Day		1,800	2,700	4,500
Engineer		2,250	2,250	4,500
Location		3,500	1,000	4,500
Fuel/Water/Power		1,500		1,500
Wire Line/DST		19,000	3,500	22,500
Cementing		4,000	10,000	14,000
Stimulation/Frac			10,000	10,000
Geologist		5,000	2,000	7,000
Overhead Expenses		15,190	4,585	19,775
Misc. Unforeseen/Cont.				28,300
Insurance				15,848
	Total Intangible Cost	$136,040	$45,035	$245,223
	Grand Total	$141,040	$164,870	$350,058

Item 3.  PROPERTIES

The Company’s properties are limited at the present time to its offices in San Diego, California that it occupies free of charge courtesy of our President and CEO.  The Company considers its existing facilities to be adequate for its current needs.

Item 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information regarding beneficial ownership of the Company’s Common stock as of September 30, 2008, by (I) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of Common stock, (ii) each director of USD Energy Corp., (iii) each Named Executive Officer and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person in the table has sole voting and investment power as to the shares shown.

Name and Address	Number of Shares	Percentage Owned

Trisha Malone 3328 Granada Ave San Diego, CA 92104 Bethany Tebbe 3328 Granada Ave. San Diego, CA 921404	20,000 s 0	100% 0
Officers and Directors as a Group	20,000	100%

Item 5. DIRECTORS AND EXECUTIVE OFFICERS

The members of the Board of Directors of the Company serve until the next annual meeting of stockholders, or until their successors have been elected.  The officers serve at the pleasure of the Board of Directors.

The current executive officers, key employees and directors of the Company are as follows:

Name	Age	Position
Trisha Malone	33	CEO, President, Director
Bethany Tebbe	30	COO

Trisha Malone.  Trisha Malone has more than 15 years of experience working for high-technology companies.  From 2000-2004 Ms. Malone served as Corporate Controller for Xsilogy, Inc., a leading wireless sensor network company.  After Xsilogy’s acquisition by SYS Technologies, Inc., an AMEX traded government contractor, Ms. Malone continued on as a division Controller until 2006.  In 2006 Ms. Malone joined Satellite Security Corporation, a bulletin board traded company, as Corporate Controller.  Ms. Malone is presently consulting for several companies including Mobicom Corporation, (fka Satellite Security Corporation), Sovereign Wealth Corporation, a Pink Sheet company, and several private companies.  Ms. Malone graduated from Grossmont College where she majored in business management and accounting.   She has also pursued extended studies in corporate law, benefits administration, and human resources.

Bethany Tebbe.  Bethany Tebbe has been Chief Operating Officer of the company since October 31, 2008.  Since December 2007, she has been self employed as an accounting consultant.  From December 2004 through November 2007 she served as Business Manager for Paramount Fire, a fire prevention sprinkler company.  From December 2002 through December 2004 she was a self employed accounting consultant.

Ms. Malone and Ms. Tebbe are related to each other as sisters.

Item 6.  EXECUTIVE COMPENSATION

The following table provides information as to cash compensation of all officers of the Company, for each of the Company’s last two fiscal years.

Name and principal position	Year	Salary	Stock Awards	Option Awards Awards	Non-Equity Incentive Plan Compensation Earnings	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Trisha Malone, President and CEO	2008	$0	$20	$0	$0	$0	$0	$20
Bethany Tebbe, COO	2008	$0	$0	$0	$0	$0	$0	$0

The following table provides information concerning the compensation of the directors of the Company for the past fiscal year:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Trisha Malone	$0	$0	$0	$0	$0	$0	$0

EMPLOYMENT AGREEMENTS

The Company has not entered into any employment agreements with any of its employees, and employment arrangements are all at the discretion of the company’s board of directors.

Item 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 27, 2008, 20,000 shares of common stock were issued to officer and director Trisha Malone in exchange for services, pursuant to Section 4(2) of the Securities Act of 1933.

Item 8.  LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Company is a party or to which the property interests of the Company is subject.

Item 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

The Company's common stock is not listed or quoted at the present time, and there is no present public market for the Company's common stock. The Company intends to have a sponsoring market maker file a Form 211 with the NASDAQ Stock Market for a quotation on the over-the-counter bulletin board. There can be no assurance that the Company’s securities will be quoted on the bulletin board or any other quotation medium.

DIVIDENDS

The Company has not paid any cash dividends since its inception and does not contemplate paying any in the foreseeable future. It is anticipated that earnings, if any, will be retained for the operation of the Company's business.

PENNY STOCK STATUS

If and when the Company develops a market for its common stock, it will be a  "penny stock," as the term is defined by Rule 3a51-1 of the Securities Exchange Act of 1934. This makes it subject to reporting,  disclosure and other rules imposed on broker-dealers by the Securities and Exchange Commission requiring brokers and dealers to do the following in connection with transactions in penny stocks:

1.

Prior to the transaction, to approve the person's account for transactions in penny stocks by obtaining information from the person regarding his or her financial situation, investment experience and objectives, to reasonably determine based on that information that transactions in penny stocks are suitable for the person, and that the person has sufficient knowledge and experience in financial matters that the person or his or her independent advisor reasonably may be expected to be capable of evaluating the risks of transactions in penny stocks. In addition, the broker or dealer must deliver to the person a written statement setting forth the basis for the determination and advising in highlighted format that it is unlawful for the broker or dealer to effect a transaction in a penny stock unless the broker or dealer has received, prior to the transaction, a written agreement from the person. Further, the broker or dealer must receive a manually signed and dated written agreement from the person in order to effectuate any transactions is a penny stock.

2.

Prior to the transaction, the broker or dealer must disclose to the customer the inside bid quotation for the penny stock and, if there is no inside bid quotation or inside offer quotation, he or she must disclose the offer price for the security transacted for a customer on a principal basis unless exempt from doing so under the rules.

3.

Prior to the transaction, the broker or dealer must disclose the aggregate amount of compensation received or to be received by the broker or dealer in connection with the transaction, and the aggregate amount of cash compensation received or to be received by any associated person of the broker dealer, other than a person whose function in solely clerical or ministerial.

4.

The broker or dealer who has effected sales of penny stock to a customer, unless exempted by the rules, is required to send to the customer a  written statement containing the identity and number of shares or units of each such security and the estimated market value of the security. The imposition of these reporting and disclosure requirements on a broker or dealer make it unlawful for the broker or dealer to effect transactions in  penny stocks on behalf of customers. Brokers or dealers may be discouraged from dealing in penny stocks, due to the additional time, responsibility involved, and, as a result, this may have a deleterious effect on the market for the company's stock.

TRANSFER AGENT, WARRANT AGENT AND REGISTRAR

The transfer agent, warrant agent and registrar for the Common Stock is Globex Transfer, LLC of Deltona, Florida.

Item 10. RECENT SALES OF UNREGISTERED SECURITIES

The following securities were issued by USD Energy Corp. within the past three years and were not registered under the Securities Act:

On June 27, 2008, 20,000 shares of common stock were issued to officer and director Trisha Malone, pursuant to Section 4(2) of the Securities Act of 1933.

Item 11.  DESCRIPTION OF SECURITIES TO BE REGISTERED

COMMON STOCK

Holders of Common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors.

Holders of common stock do not have subscription, redemption or conversion rights, nor do they have any preemptive rights.

Holders of common stock do not have cumulative voting rights, which means that the holders of more than half of all voting rights with respect to common stock can elect all of the board of directors. The Board of directors is empowered to fill any vacancies on the Board of directors created by resignations, provided that it complies with quorum requirements.

Holders of Common stock will be entitled to receive such dividends, if any, as may be declared from time to time by the Board of directors out of funds legally available therefor, and will be entitled to receive, pro rata, all assets of the Company available for distribution to such holders upon  liquidation.

As of September 30, 2008, there were 20,000 shares of common stock outstanding and 100 million common shares authorized.  As of that date, there was one shareholder of record.

Item 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

NEVADA STATUTES

NRS 78.751 provides that the Company may provide in its articles of incorporation, by laws or by agreement, to indemnify the Company's officers and directors and affects their liability in that capacity, for any and all costs incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

The indemnification and advancement of expenses authorized in or ordered by a court pursuant to the statute:

(a) Does not exclude  any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

ARTICLES OF INCORPORATION AND BY-LAWS

The Company's Articles of Incorporation, provides that the Company shall, to the fullest extent legally permissible under the provisions of the General Corporation Law of the State of Nevada, indemnify and hold harmless officers and directors from any and all liabilities and expenses imposed upon them in connection with any action, suit or other proceeding.

It is the position of the Securities and Exchange Commission that the indemnification of officers and directors is against public policy.

Item 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

This information appears under Item 15 and is incorporated by reference herein.

Item 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

Item 15. FINANCIAL STATEMENTS AND EXHIBITS

(a)  The following financial statements are filed as part of this Registration statement:

•

Report of Independent Registered Certified Public Accountant

•

Financial Statements

•

Balance Sheet

•

Statement of Operations

•

Statement of Cash Flows

•

Statement of Stockholders’ Equity

•

Notes to Financial Statements

(b)  The following exhibits are filed as part of this Registration Statement:

EXHIBIT NO.	DESCRIPTION
3.1	Articles of Incorporation
3.4	By-Laws
4.1	Form of Common stock Certificate
5.1	Opinion of Kenneth G. Eade, Attorney at Law (including consent)
6.1	Specimen of Stock Certificate
23.1	Consent of Independent Accountant
23.2	Consent of Kenneth G. Eade (Filed as part of Exhibit 5.1).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

USD Energy Corp.

We have audited the accompanying balance sheet of USD Energy Corp., an exploration stage company, as of September 30, 2008 and the related statements of operations, stockholders' equity (deficit)  and cash flows for the period from June 27, 2008 (inception) through September 30, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred  to above present fairly, in all material respects, the financial position of USD Energy Corp. as of September 30, 2008  and the related statements of operations, stockholders' equity (deficit) and cash flows for the  period from June 27, 2008 (inception) through September 30, 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements the Company has suffered losses from operations and has no sources of revenue that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Gruber & Company, LLC Gruber & Company, LLC
Lake Saint Louis, Missouri
January 2, 2009

USD Energy Corp. (An Exploration Stage Company) Balance Sheet September 30, 2008

ASSETS

Cash	$ -0-

TOTAL ASSETS	-0-

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Liabilities
Due to related parties	5,000
Total Liabilities	5,000
Stockholders’ Equity (Deficit)
Common stocks, $.001 par value
Authorized shares; 100,000,000
Issued and outstanding shares; 20,000	20

Deficit accumulated during exploration stage	(5,020)

Total Stockholders' Equity (Deficit)	(5,000)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$ -0-

See notes to financial statements

USD Energy Corp. (An Exploration Stage Company) Statement of Operations For the period from June 27, 2008 (inception) to September 30, 2008

From June 27, 2008 (Inception) to September 30, 2008

Income	$ -

Operating Expenses
General and Administrative	20
Legal	5,000
Total Expenses	5,020

Ordinary income (loss)	(5,020)

Net income (loss)	$ (5,020)

USD Energy Corp. (An Exploration Stage Company) Statement of Cash Flows For the period from June 27, 2008 (inception) to September 30, 2008

For the period from June 27, 2008 (Date of inception) to September 30, 2008

Net Loss	$(5,020)
Total cash used in operations	5,020
Cash from financing activities
Loans from related parties	5,020

Total cash from financing activities	5,020

INCREASE (DECREASE) IN CASH	-0-

BEGINNING CASH	-0-

ENDING CASH	$ 0

See notes to financial statements

USD Energy Corp. (An Exploration Stage Company) Statement of Stockholder's Equity (Deficit) For the period from June 27, 2008 (Inception) to September 30, 2008

				Deficit
	Number of	Common		Accumulated
	Shares	Stock at	Paid in	During
	Outstanding	Par Value	Capital	Exploration Stage

Beginning balance	0	0	0	0

Stocks issued	20,000	20

Balance at September 30, 2008	20,000	20

Net loss September 30, 2008				(5,020)

Balance at September 30, 2008	20,000	20		$(5,020)

See notes to financial statements

USD Energy Corp.

(An Exploration Stage Company)

Notes to Financial Statements

For the period June 27, 2008 (Inception) through September 30, 2008

NOTE 1:   ORGANIZATION

USD Energy Corp. was incorporated on June 27, 2008 in the State of Nevada.  The Company has a plan of operations to develop established stripper wells. The Company is an “exploration stage company” as defined in the Securities and Exchange Commission Industry Guide 7, and is subject to compliance with Statement of Financial Accounting Standards No. 7 (SFAS No. 7), Accounting and Reporting by Development Stage Companies.  The Company is devoting its resources to establishing the new business, and its planned operations have not yet commenced, accordingly, no revenues have been earned during the period from June 27, 2008 (date of inception) to September 30, 2008.

In the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to provide a fair presentation of operating results for the interim period presented have been made.  The results of operations for the periods presented are not necessarily indicative of the results to be expected for the year.

The Company’s accounting and reporting policies conform to accounting principles generally accepted in the United States of America applicable to exploration stage enterprises.

The functional currency is the United States dollar, and the financial statements are presented in United States dollars.

NOTE 2:   CONTINUED EXISTENCE

The Company’s financial statements at September 30, 2008 and for the period June 27, 2008 (inception) through September 30, 2008  have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business.  The Company incurred  a loss of $5,020 for the period from June 27, 2008 (inception) through September 30, 2008.  In addition, the Company has not generated any revenues.  These  conditions raise substantial doubt as to the Company’s ability to continue as a going concern.

The Company may not be able to obtain additional funds that it may require.  The Company does not presently have adequate cash from operations or financing activities to meet its long-term needs.  The Company does not currently have any established third-party bank credit arrangements.  If the additional funds that the Company may require are not available to it, the Company may be required to curtail significantly or eliminate some or all of its development, sales and marketing programs.

The Company will seek additional funds through equity or debt financings.  Such additional funding, if available on terms and schedules acceptable to the Company.  The Company may also attempt to obtain funds through arrangement with corporate parties or others.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

The Company, will perform natural gas and oil production, with an emphasis on providing enhanced methods for redeveloping low risk developmental oil and gas wells.  There can be no assurance that the Company will be successful in its endeavor.

NOTE 3:   SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Oil and Gas Properties and Equipment

The Company will follow the successful efforts method of accounting. All developmental costs will be capitalized.  The Company is  predominately engaged in the acquisition and development of proved reserves as opposed to exploration activities.  Depreciation and depletion of producing properties will be computed on the unit-of-production method based on estimated proved oil and natural gas reserves. Repairs and maintenance will be expensed, while renewals and betterments will be  generally capitalized.

 At least quarterly, or more frequently if conditions indicate that long-term assets may be impaired, the carrying value of our properties will be compared to management's future estimated pre-tax cash flow from the properties. If undiscounted cash flows are less than the carrying value, then the asset value will be written down to fair value. Impairment of individually significant unproved properties will be assessed on a property-by-property basis, and impairment of other unproved properties is assessed and amortized on an aggregate basis.

Asset Retirement Obligation

The Compay’s financial statements will reflect the fair value for any asset retirement obligation, consisting of future plugging and abandonment expenditures related to our oil and gas properties, which can be reasonably estimated. The asset retirement obligation will be recorded as a liability at its estimated present value at the asset's inception, with an offsetting increase to producing properties on the balance sheet. Periodic accretion of the discount of the estimated liability will be recorded as an expense in the statements of operations.

Stock Based Compensation.

Shares of the Company’s common stock may be issued for services. These issuances are valued at the fair market value of the services provided and the number of shares issued is determined based upon what the price of the common stock is on the date of each respective transaction.

Estimates

The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Fair Value of Financial Instruments

The carrying amounts for the Company’s cash and related party payables approximate fair value due to the short-term maturity of these instruments.

Income Taxes

In February 1992, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” SFAS No. 109 required a change from the deferred method of accounting for income taxes of Accounting Principles Board (“APB”) Opinion No. 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings (Loss) Per Share

In February 1997, the FASB issued SFAS No. 128, “Earnings per Share.” SFAS No. 128 simplifies the standards for computing earnings per share (“EPS”) and was effective for financial statements issued for periods ending after December 15, 1997, with earlier application not permitted. Upon adoption, all prior EPS data was restated.

Basic EPS is determined using net income divided by the weighted average shares outstanding during the period. Diluted EPS is computed by dividing net income by the weighted average shares outstanding, assuming all dilutive potential common shares were issued.

NOTE 4:  RELATED PARTY TRANSACTIONS

On June 27, 2008, 20,000 shares of common stock were issued to officer director Trisha Malone, pursuant to Section 4(2) of the Securities Act of 1933, in exchange for setup costs and the company’s business plan.

During the period ended September 30, 2008 Ms. Malone paid $5,000 on the company’s behalf for legal fees.  This was recorded as an interest free loan by the related party. The loan is due to Ms. Malone upon receipt of funds from a stock offering or other fundraising.

NOTE 5:  STOCK OFFERING

In October 2008, 20,000 shares of common stock were offered to investors pursuant to the company’s Regulation D, Rule 504 small corporate offering registered in the state of Illinois.   In December 2008, 20,000 shares in the Regulation D were sold to qualified purchasers in California.

NOTE 6:  NEW ACCOUNTING PRONOUNCEMENTS

Statement of Financial Accounting Standards No. 157, Fair Value Measurements , ("SFAS No. 157") was issued by the FASB in September 2006. SFAS No. 157 defines fair value, establishes a framework for measuring fair value under GAAP and expands disclosures about fair value measurements. SFAS No. 57 applies to other accounting pronouncements that require or permit fair value measurement. No new requirements are included in SFAS No. 157, but application of SFAS No. 157 will result in additional disclosure requirements.. The Company does not expect adoption of SFAS No. 157 will have a material impact on our financial position, results of operations or cash flows.

 In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 ("SFAS No. 159"). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. It provides entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The Company does not expect adoption of SFAS No. 159 will have a material impact on our financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations ("SFAS No. 141R"). Among other things, SFAS No. 141R establishes principles and requirements for how the acquirer in a business combination (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired business, (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141R is effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited. This standard will require accounting treatment for business combinations on a prospective basis.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51 ("SFAS No. 160"). SFAS No. 160 establishes accounting and reporting standards for noncontrolling interests in a subsidiary and for the deconsolidation of a subsidiary. Minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. It also establishes a single method of accounting for changes in a parent's ownership interest in a subsidiary and requires expanded disclosures. This statement is effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited. The Company does not expect the adoption of this statement will have a material impact on our financial position, results of operations or cash flows.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—An Amendment of FASB Statement 133 ("SFAS No. 161"). SFAS No. 161 amends and expands SFAS No. 133 to enhance required disclosures regarding derivatives and hedging activities. It requires companies to provide additional disclosure to discuss the uses of derivative instruments; the accounting for derivative instruments and related hedged items under SFAS No. 133; and how derivative instruments and related hedged items affect the company's financial position, financial performance and cash flows. The Company will adopt SFAS No. 161 on July 1, 2009. The Company does  not expect the adoption of this statement will have a material impact on our financial position, results of operations or cash flows.

 In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 ("SFAS No. 159"). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. It provides entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The Company does not expect adoption of SFAS No. 159 will have a material impact on our financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations ("SFAS No. 141R"). Among other things, SFAS No. 141R establishes principles and requirements for how the acquirer in a business combination (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired business, (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141R is effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited. This standard will require accounting treatment for business combinations on a prospective basis.

 In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51 ("SFAS No. 160"). SFAS No. 160 establishes accounting and reporting standards for noncontrolling interests in a subsidiary and for the deconsolidation of a subsidiary. Minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. It also establishes a single method of accounting for changes in a parent's ownership interest in a subsidiary and requires expanded disclosures. This statement is effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited. The Company does not expect the adoption of this statement will have a material impact on our financial position, results of operations or cash flows.

 In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—An Amendment of FASB Statement 133 ("SFAS No. 161"). SFAS No. 161 amends and expands SFAS No. 133 to enhance required disclosures regarding derivatives and hedging activities. It requires companies to provide additional disclosure to discuss the uses of derivative instruments; the accounting for derivative instruments and related hedged items under SFAS No. 133; and how derivative instruments and related hedged items affect the company's financial position, financial performance and cash flows. The Company will adopt SFAS No. 161 on July 1, 2009. The Company does  not expect the adoption of this statement will have a material impact on our financial position, results of operations or cash flows.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

USD Energy Corp. Registrant

Date: January 13, 2009	By /s/ Trisha Malone
Trisha Malone
President and Director